                                                               EXHIBIT (d)(5)(i)

                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

                                 ING FUNDS TRUST

         This First Amendment, effective as of September 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 1st day of August, 2003 between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser") with regards to ING Classic Money Market Fund, ING GNMA Income Fund, ING High Yield Bond Fund, ING High Yield Opportunity Fund, ING Intermediate Bond Fund, ING Lexington Money Market Trust, ING National Tax-Exempt Bond Fund, ING Money Market Fund and ING Strategic Bond Fund, each a Series of ING Funds Trust.

                                   WITNESSETH

         WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1.       The following Section 11 is hereby inserted between existing
Section 10 and Section 11:

                  11. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

         2. Each Section number and applicable references to each Section following the inserted Section 11 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

         3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                              ING INVESTMENTS, LLC

                                              By: /s/ Michael J. Roland
                                                  ------------------------------
                                                  Michael J. Roland
                                                  Executive Vice President

                                              AELTUS INVESTMENT MANAGEMENT, INC.

                                              By: /s/ Michael Gioffre
                                                  ------------------------------
                                              Name: Michael Gioffre
                                              Title: Senior Vice President

                                     - 2 -